                                                                     EXHIBIT 12
                        Wallace Computer Services, Inc.
                       Ratio of Earnings to Fixed Charges




                                                                                                          Three         Three
                                                                                                         Months        Months
                                                     Twelve months ended July, 31                         Ended         Ended
                                          1997         1996         1995         1994        1993       10/31/97      10/31/96
                                      ----------------------------------------------------------------------------------------
(a)  Consolidated Net Income
     (before extraordinary)              81,282       72,999       55,297       47,268       41,170       21,008       21,180
(b)  Income Taxes                        53,069       45,479       32,163       26,588       21,209       13,716       13,828
(c)  Interest Expense                     2,619        1,312        1,209        1,325        1,196          919          474
(d)  Rent Expense                         4,200        3,619        3,571        3,519        3,803        1,192          992
(e)  Capitalized Interest                 1,321        1,406        1,508          986          787          245          338
                                      ----------------------------------------------------------------------------------------
Ratio of earnings to fixed charges         26.2         31.2         23.4         22.2         20.2         23.2         31.6
                                      ========================================================================================


Calculation:  [(a) + (b) + (c) +  ((1/3) x (d)) + (e)] / [(c) + ((1/3) x (d)) + (e)]

